EXHIBIT 21
SUBSIDIARIES OF THE REGISTRANT



The following is a list of subsidiaries included in GATX's consolidated financial statements (excluding a number of subsidiaries which, considered in the aggregate, would not constitute a significant subsidiary), and the state of incorporation of each:

General American  Transportation  Corporation (New  York)--includes one domestic
    subsidiary,   three  foreign  subsidiaries  and  interests  in  two  foreign affiliates, Business Segment--Railcar Leasing and Management GATX Terminals Corporation (Delaware)--three domestic subsidiaries, one foreign subsidiary, one domestic affiliate, and interests in ten foreign affiliates, Business Segment--Terminals and Pipelines
GATX Financial Services, Inc. (Delaware)--54 domestic subsidiaries (which includes GATX Capital Corporation), 12 foreign subsidiaries and eight domestic affiliates, Business Segment--Financial Services
GATX Logistics, Inc. (Florida)--29 domestic subsidiaries and two foreign subsidiaries, Business  Segment--Logistics and Warehousing
American Steamship Company (New York)--12 domestic subsidiaries, Business
    Segment--Great Lakes Shipping






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